EXHIBIT 10.3

CELANESE CORPORATION

2008 LONG-TERM INCENTIVE CASH AWARD AGREEMENT
DATED [Grant Date]

[Participant Name]

You have been granted a Long-Term Incentive Award delivered in the form of a Cash Award, issued pursuant to the terms and conditions of this award agreement:

2008 LTI Cash Award

[Cash Award Value]

This grant is made pursuant to the Cash Award Agreement dated as of [Grant Date] between Celanese and you, which Agreement is attached hereto and made a part hereof.

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CELANESE CORPORATION

2008 LONG-TERM INCENTIVE CASH AWARD AGREEMENT

This 2008 Long-Term Incentive Cash Award Agreement (hereinafter called the “Agreement”) is made and entered into effective as of [Grant Date] (the “Grant Date”) by and between Celanese Corporation, a Delaware corporation (“Celanese” or the “Company”) and [Participant Name] (the “Participant”), when fully executed thereby in accordance with the terms of this Agreement.

1. 2008 LTI Cash Award:  In order to encourage Participant’s contribution to the successful performance of the Company, Celanese hereby grants to Participant as of the Grant Date, pursuant to the terms of this Agreement, a Long Term-Incentive Cash Award in the gross amount of [Cash Award Value] (the “Cash Award” or “Award”).  Participant hereby acknowledges and accepts such Award upon such terms and subject to such performance requirements and other conditions, restrictions and limitations contained in this Agreement.

2. Time-Based Vesting:  Subject to Section 3 and Section 7 below, the Cash Award shall vest and become payable to the Participant on each date set forth below (each such date being referred to as a “Vesting Date”) according to the following schedule:

Vesting Date	Vested Cash Award Amount
[1ST Vesting Date]	[1ST Vesting - 30% of Total]
[2ND Vesting Date]	[2ND Vesting - 30% of Total]
[3RD Vesting Date]	[3RD Vesting - 40% of Total]

3. Effects of Certain Events:

(a) In the event that any time prior to a Vesting Date, the Participant’s employment with the Company is terminated by reason of death, Total Disability or is terminated by the Company without Cause, then a prorated amount of the Cash Award shall immediately become vested in an amount equal to the product of (1) the total Cash Award granted hereunder, multiplied by (2) a fraction, the numerator of which is the number of complete calendar months between the Grant Date and the Date of Termination, and the denominator of which is thirty-four (34), such product to be rounded down to the nearest whole number (the “Prorated Amount”).  Upon such termination, the Prorated Amount, less any Cash Award amount previously vested and paid to the Participant before the Date of Termination, shall immediately be paid to the Participant (or, if applicable, his or her beneficiary) as soon as reasonably practicable following such termination of employment, and in no event later than March 15 of the year following the year in which such termination of employment occurs.

(b) Upon the termination of a Participant’s employment with the Company for any other reason, the unvested Cash Award shall be forfeited and cancelled without consideration.

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4. Payment of Cash Award:  Subject to Sections 3(a) and 7 of this Agreement, the vested Cash Award shall be payable to the Participant within thirty days (30) days after the Vesting Date.  The amount of the vested Cash Award will be paid in local currency in the country where the Participant is employed and receives all other forms of remuneration at the time of each Vesting Date.

5. Conversion of Cash Award:    In its sole discretion, the Compensation Committee of the Company’s board of directors (the “Committee”) may at any time convert all or a portion of the Cash Award to an award of time-vesting restricted stock units (“RSUs”).

(a) If the Committee determines to convert a Cash Award, all of the unvested portion of such Cash Award shall be cancelled and converted into time-vesting RSUs entitling the Participant to receive (upon vesting in full) an aggregate number of Common Shares equal to the Unvested Cash Award Value divided by the Fair Market Value of one Common Share on the date of conversion.  The RSUs shall vest on the same schedule applicable to the Cash Award.

(b) In the event of a conversion, the provisions of this Agreement shall no longer apply.  Rather, the new award shall be governed by a separate RSU award agreement.

(c) The Committee shall provide the Participant with prompt written notice of any conversion of such Participant’s Cash Award into RSUs.

6. Rights as a Stockholder:  The Participant shall have no rights as a stockholder with respect to the Cash Award.

7. Change in Control:  Notwithstanding any other provision of the Agreement to the contrary, upon the occurrence of a Change in Control, with respect to the Cash Award granted pursuant to this Agreement that has not previously been forfeited or converted:

(a) If the unvested Cash Award is assumed by the Participant’s new employer in connection with the Change in Control, or a substitute award with the equivalent (or greater) economic value and no less favorable vesting conditions is put in place effective upon the Change in Control, the Cash Award (or as applicable, the substitute award) shall continue to be subject to the vesting and payment conditions provided herein, provided that if the Participant’s employment is terminated without Cause following the Change in Control, the Cash Award (or, as applicable, the substitute award) shall immediately vest and shall be paid in full as soon as reasonably practicable following such termination of employment, and in no event later than March 15 of the year following the year in which such termination of employment occurs.

(b) If the Cash Award is not assumed, or a substitute award is not made pursuant to Section 7(a) above, then upon the Change of Control the Cash Award granted herein shall immediately become vested and payable to the Participant within thirty (30) days after the Change in Control occurs.

8. Income Taxes:  To the extent required by applicable Federal, state, local or foreign law, the Company shall have the right to withhold and deduct from the payments due under the Cash Award, amounts that would otherwise be delivered pursuant hereto for the payment of taxes or other amounts required by law and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

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9. Non-Transferability of Award:  The Cash Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant other than by will or the laws of descent and distribution.  Notwithstanding the foregoing, the Participant may designate a beneficiary on a form provided by the Company, with such beneficiary to receive any Cash Award payable hereunder following the Participant’s death.

10. Other Agreements:  Subject to sections 10(a) and 10(b) below, this Agreement constitutes the entire understanding between the Participant and the Company regarding the Cash Award, and any prior agreements, commitments or negotiations concerning the Cash Award are superseded.

(a) The Participant acknowledges that as a condition to receipt of the grant made hereunder, the Participant shall have delivered to the Company an executed copy of the Agreement and an executed Long-Term Incentive Claw-Back Agreement if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file as determined by the Committee in its sole discretion.  For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company evidenced by the Award, which contains terms, conditions and provisions regarding one or more of (i) competition by the Participant with the Company; (ii) maintenance of confidentiality of the Company’s and/or clients’ information; and (iii) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the Award.

(b) The Cash Award (including the terms described herein) is subject to the provisions of this Agreement and, if the Participant is outside the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country.  The issuance of the Cash Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.

11. Not a Contract for Employment; No Acquired Rights:  Nothing in this Agreement or any other instrument executed pursuant to this Cash Award shall confer upon the Participant any right to continue in the Company’s employ or service, or any right to future awards, nor limit in any way the Company’s right to terminate the Participant’s employment or other service at any time for any reason.

12. Severability:  In the event that any provision of the Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

13. Further Assurances:  Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purpose of this Agreement.

14. Binding Effect:  The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

15. Electronic Delivery:  By executing the Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable laws), in whole or in part, regarding the Company and the Subsidiaries, and the Cash Award via the Company’s web site or other electronic delivery.

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16. Governing Law:  The Award and this Agreement shall be interpreted and construed in accordance with the laws of New York and applicable federal law.

17. Validity of Agreement:  This Agreement shall be valid, binding and effective upon the Company on the Grant Date.  However, the Cash Award contained in this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant on or before [Acceptance Date].

18. Definitions:  The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the Plan:

(a)  “Cause” means (i) the Participant’s willful failure to perform the Participant’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its Affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company’s business conduct policy, (vi) any material violation of the Company’s policies concerning harassment or discrimination, (vii) the Participant’s conduct that causes material harm to the business reputation of the Company or its Affiliates, or (viii) the Participant’s breach of any confidentiality, intellectual property, non-competition or non-solicitation) applicable to the Participant under Section 7 or any other agreement between the Participant and the Company or an Affiliate.

(b) “Change in Control” shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:

(i)           any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)           a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)           any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c) “Common Share” means a share of the Company’s Series A common stock.

(d) “Date of Termination” means, in accordance with the definition of “separation from service” in the Celanese Corporation Deferred Compensation Plan, the date on which the Participant’s employment terminates such that the Company anticipates no further services will be performed by the Participant for the Company (or any services are reduced by 80% or more).

(e) “Effective Date” means [Grant Date].

(f) “Fair Market Value” means, as of any given date, the average of the high and low closing sales prices of the Common Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select.  If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith.

(g) “Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.

(h) “Total Disability” has the same meaning as “Disability” in the Celanese Corporation Deferred Compensation Plan.

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(i) “Unvested Cash Award Value” means the aggregate dollar amount payable in respect of the portion of such Cash Award which has not previously been paid to the Participant.

This 2008 Long-Term Incentive Cash Award Agreement dated December 11, 2008 has been delivered to Participant pursuant to such action approved by the Committee on the Grant Date and can be accepted only by the signature of the Participant and timely delivery thereof to the Company in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, this Award Agreement has been executed and delivered by the parties hereto.

ACCEPTED AND AGREED:                                                                           PARTICIPANT

By:

Name: [Participant Name]

Employee ID: [Personnel Number]

Date:

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